EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
     In consideration of the terms, conditions, releases, and covenants contained in this Separation Agreement and General Release of Claims (“Agreement”), you, Nelson Chan (“you”), and SanDisk Corporation (the “Company”) agree as follows:
     1. Effective Date. This Agreement shall become effective on the eighth day after you deliver to the Company a fully-executed version of this Agreement without modification or revocation (the “Effective Date”).
     2. Separation of Employment. You acknowledge that your employment with the Company and any of its affiliates will end effective December 8, 2006 (the “Separation Date”). You further acknowledge that you will cease serving as Executive Vice President of Consumer Products Business and Corporate Marketing, and as an officer or employee of the Company and any of its affiliates as of the Separation Date, and that you are to perform no duties, functions or services for the Company after the Separation Date.
     3. Payment of Moneys Owed. You acknowledge that the Company has paid you for all wages or salary earned, and any accrued but unused Paid Time Off (“PTO”), through your Separation Date. You are entitled to this payment regardless of whether you sign this Agreement. Group health benefits for which you currently are eligible will continue through the end of the month in which the Separation Date occurs, but your accrual of, and eligibility for, PTO, holiday pay, and any other employee benefits and privileges will cease on the Separation Date.
     4. Consideration. In exchange for your promises in this Agreement, including your general release of claims, if you sign and do not revoke this Agreement, the Company will provide you the severance pay and severance benefits listed on Schedule A, in connection with the separation of your employment with the Company (the severance pay and benefits being referred to collectively as the “Severance Payment”), on such dates as identified in Schedule A.
     5. Acknowledgment of Consideration. You acknowledge that the payment and benefits described in Paragraph 4, above, represent amounts above and beyond those to which you would be entitled if you did not enter into this Agreement.
     6. Proprietary Information and Inventions Agreement. You agree that you will comply in all respects with the Proprietary Information and Inventions Agreement (“PIIA”) that you entered into with the Company. You further agree that if you breach the PIIA, then (a) the Company shall be entitled to apply for and receive an injunction to restrain such breach; (b) the Company shall not be obligated to pay you the Severance Payment or continue the availability of the Severance Payment benefits to you; (c) you shall be obligated to pay the Company its costs and expenses incurred in enforcing the PIIA (including court costs, expenses, and reasonable attorneys’ fees); and (d) the Company shall be entitled to seek any and all damages and other remedies available to it at law or equity.
     7. Confidential Information/Company Property. You acknowledge that all tangible information, including all files, records, summaries, bills, invoices, copies, excerpts, data, memoranda, letters, notes, written policies and procedures manuals and other information or material pertaining to your work at the Company or containing Confidential Information which came into your custody, possession or knowledge or were compiled prepared, developed or used by you at any time in the course of or in connection with your work at the Company, and all tangible property put in your custody or possession by the Company in connection with your work at the Company is solely the property of the Company, and you agree that you will immediately return to the Company all such tangible information in your possession or control. You also agree to immediately return to the Company all other Company property and equipment.
     8. Nondisparagement. You agree on behalf of yourself and your representatives and agents, that neither you nor any of them will make any disparaging or defamatory comments to any third party concerning the Company, concerning its or their officers, directors, partners, employees or agents, or concerning its or their methods of doing business, clients, or employment practices.
     9. Full and General Release. In consideration for the payments and benefits provided for in Paragraph 4, and notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, on behalf of yourself and your heirs, assigns, successors, administrators and representatives, you unconditionally release and forever discharge the Company, and its affiliates, parents, subsidiaries, related companies, successors, predecessors, and assigns, and all of its and their officers, directors, partners, shareholders, employees, consultants, agents, representatives, and attorneys, past and present, and each of them (collectively referred to herein as “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement, including, but not limited to, claims that arise out of or in any way relate to your employment or separation from employment with the Company. You acknowledge and agree that this general release includes, but is not limited to, any claims for salary, bonuses, compensation (except as specified in this Agreement), wages, vesting, equity, penalties, premiums, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended. You acknowledge and agree that this general release includes, but is not limited to, claims of breach of implied or express employment contracts or covenants, defamation, wrongful termination, public policy violations, emotional distress and related matters, claims of discrimination or harassment under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the California Fair Employment & Housing Act, the California Labor Code, the California Family Rights Act, the California Constitution, the California Industrial Welfare Commission Wage Orders, and the California Government Code. You expressly understand that among the various rights and claims being waived by you in this Agreement are those arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and in that regard you specifically acknowledge that you have read and understand the provisions of Paragraph 13 below before signing this Agreement. This release, however, does not apply to any claims that cannot be released as a matter of applicable law.
     10. Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Paragraph 9 above. Besides waiving and releasing the claims covered by Paragraph 9 above, you represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims you have released in Paragraph 9, and you agree to withdraw any judicial complaints or lawsuits you have filed, or that were filed on your behalf, prior to the effective date of this Agreement. Notwithstanding this Covenant Not To Sue, you may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. You agree and acknowledge that if you sue the Company or any other Releasee in violation of this Agreement,

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then you shall pay all legal expenses, including reasonable attorneys’ fees, incurred by any Releasee in defending against your suit. Alternatively, if you sue the Company in violation of this Agreement, you may, at the Company’s option, be required to return all monies and other benefits paid to you pursuant to this Agreement, except for $1,000.00. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to you under Paragraph 4 of this Agreement.
     11. Release of Unknown Claims. For the purpose of implementing a full and complete release, you expressly acknowledge and agree that this Agreement resolves all legal claims you may have against the Company and the Releasees as of the date of this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time of the effective date of this Agreement, despite the fact that California Civil Code Section 1542 or other applicable law may provide otherwise. You expressly waive any and all rights which you may have under the provisions of Section 1542 of the California Civil Code or any similar law. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     12. Exclusions. Excluded from this Agreement are any claims or rights which cannot be waived by law, including the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge.
     13. ADEA Waiver. You expressly acknowledge and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the ADEA, which have arisen on or before the date of execution of this Agreement. You acknowledge that you hereby have been advised in writing to consult with an attorney before you sign this Agreement. You understand that this Agreement is not part of a group incentive plan and that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional seven (7) days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Tom Baker, VP Human Resources, 601 McCarthy Blvd, Milpitas, CA 95035, on or before the seventh (7th) day after your execution of the Agreement. You understand that the Agreement will not become effective until after that seven (7) day revocation period has passed. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.
     14. Equity. You acknowledge and agree that, except as set forth in Paragraphs 3 and 4 of Schedule A to this Agreement, you have no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any Releasee.
     15. Covenant Not to Solicit. For a period of twelve (12) months following the Separation Date, you agree that you will not, without the prior written consent of the Company, directly or indirectly (including through your assistance or encouragement to any entity or person for whom you serve as an employee, partner, member, director, officer, volunteer, advisor, or consultant) solicit, encourage or induce any employee, sales representative, agent or consultant of the Company to terminate such person’s

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employment or engagement with the Company or to become employed or engaged by you or any entity or other person who competes with the Company’s business or is otherwise affiliated with you. This Paragraph 15 shall not shall prevent generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at the Company’s employees, sales representatives, agents or consultants.
     16. No Reemployment. You agree not to seek employment or reinstatement with any Releasee. You acknowledge and agree that none of the Releasees has any obligation to employ you or offer you employment in the future and that you shall have no recourse against the Releasees, or any of them, if they refuse to employ you or offer you employment.
     17. On-The-Job Injury. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.
     18. Taxes. Subject to the Company’s right to satisfy any tax withholding obligations it may have with respect to any payments made under this Agreement, you shall be solely responsible for any and all tax liabilities (including interest and/or penalties) that you may incur with respect to any payment or benefit hereunder or otherwise with respect to your employment with the Company, including (without limitation) (i) any tax liabilities imposed pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, (ii) any tax liabilities with respect to stock options (whether ISO or nonqualified), and (iii) any liability for the alternative minimum tax.. You acknowledge and agree that neither the Company nor any of its directors, officers, or advisors has provided any tax advice to you or otherwise made any representations or guarantees to you with respect to the tax treatment of any such payment. You acknowledge and agree that you have relied entirely on your own professional tax advisors as to these matters.
     19. Binding Agreement. This Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.
     20. Severability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.
     21. Non-Admission of Liability. This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.
     22. Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.
     23. Entire Agreement. Except with respect to the PIIA, and the stock option and restricted stock purchase agreements underlying your equity rights in Paragraphs 3 and 4 of Schedule A to this Agreement, this Agreement sets forth the entire agreement between the Company and you regarding the subject matter addressed herein. The parties intend it as a complete and exclusive statement of the terms

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of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters addressed herein. This Agreement also expressly supersedes, and eliminates your rights under, the Change in Control Agreement, dated May 20, 2004, as amended as of August 11, 2005. This Agreement may not be amended, modified or superseded except by a written agreement signed by both you and the Company. No oral statement by any employee of the Company shall modify or otherwise affect the terms and provisions of this Agreement.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: December 8, 2006	NELSON CHAN

/s/ Nelson Chan

Dated: December 8, 2006	SANDISK CORPORATION

	By:	/s/ Tom Baker
	Its:	Vice President Human Resources

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Schedule A: Severance Benefits
For Nelson Chan
     In consideration for signing, returning, and complying with the terms of the Separation Agreement and General Release of Claims (the “Agreement”), SanDisk Corporation (the “Company”) will provide you, Nelson Chan (“you”) with the following severance pay and severance benefits:
     1. Severance Payment: On the first business day following the Effective Date, the Company will pay you a lump sum amount equal to $700,000.00 less applicable withholdings and deductions, which represents (a) one year of your base salary as of the Separation Date and (b) your target bonus for fiscal year 2006, which is equal to seventy-five per cent (75%) of your base salary as of the Separation Date.
     2. COBRA Reimbursement. Following the Separation Date, you will have the option to convert your health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Provided that you timely elect such COBRA coverage, the Company shall reimburse you for the COBRA premiums you incur to extend coverage for you, and to the extent your wife ceases to be an employee of the Company, your wife, for the period commencing on the Separation Date and ending on the earlier of: (a) the date you or your wife becomes eligible to receive health and dental insurance benefits with comparable coverage from a subsequent employer or (b) the eighteen (18) month anniversary of the Separation Date (the “COBRA Reimbursement Period”). Subject to the terms of the preceding sentence, the Company will reimburse you for all COBRA premiums paid by you during the COBRA Reimbursement Period within ten (10) days of you submitting an invoice or proof of payment for any such COBRA premium.
     3. Stock Option Acceleration: The parties agree that you have been granted options to purchase 539,376 shares of the Company’s Common Stock (the “Options”) that have not yet fully vested as follows:

				Unexercised and
				Vested as of	Unvested as of		Unvested Shares
				Separation Date	Separation Date	Accelerated	Upon Separation
				(before giving	(before giving	Vesting	Date (after giving
	Date of	# of		effect to	effect to	Upon	effect to
Grant	100%	Shares		accelerated	accelerated	Separation	accelerated
Date	Vest	Granted	Price	vesting)	vesting)	Date	vesting)
1/21/03	1/21/07	9,376	$8.8650	0	9,376	9,376	0
1/16/04	1/16/08	3,378	$34.5850	0	3,378	488	2,890
1/16/04	1/16/08	246,622	$34.5850	141,874	74,748	62,012	12,736

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				Unexercised and
				Vested as of	Unvested as of		Unvested Shares
				Separation Date	Separation Date	Accelerated	Upon Separation
				(before giving	(before giving	Vesting	Date (after giving
	Date of	# of		effect to	effect to	Upon	effect to
Grant	100%	Shares		accelerated	accelerated	Separation	accelerated
Date	Vest	Granted	Price	vesting)	vesting)	Date	vesting)
8/12/04	8/12/08	2	$21.1900	0	2	0	2
8/12/04	8/12/08	49,998	$21.1900	28,125	21,873	12,500	9,373
1/3/05	1/3/09	4,135	$24.1800	0	4,135	0	4,135
1/3/05	1/3/09	145,865	$24.1800	65,625	80,240	37,500	42,740
2/16/06	2/16/10	80,000	$59.0400	0	80,000	35,000	45,000

TOTAL		539,376		235,624	273,752	156,876	116,876

     As set forth above, as of the Separation Date, of the 539,376 shares of Common Stock subject to the Options, you currently have a vested right to acquire 235,624 shares of the Company’s Common Stock, and the remaining 273,752 shares are unvested. As further consideration for this Agreement and provided that you sign and do not revoke the Agreement, you shall be entitled to an acceleration of vesting of 156,876 stock options in the increments with respect to each grant as set forth above, which represents the stock options that would have vested had you remained in service to the Company through the one-year anniversary of the Separation Date. As of the Separation Date, the remaining 116,876 unvested stock options shall terminate, and you will have no further rights with respect thereto.
     You further acknowledge and agree that Exhibit 1 to this Schedule A accurately reflects all outstanding option grants received by you. The shares set out in Exhibit 1 that are vested as of the Separation Date or were scheduled to vest on or before the one-year anniversary of the Separation Date and are subject to accelerated vesting pursuant to this Paragraph 3 (collectively, the “Unexercised and Vested Shares”) will be exercisable by you according to the terms of your existing stock option agreements and the plan. The Unexercised and Vested Shares will remain exercisable only through the end of the applicable exercise period following your Separation Date, and no additional shares under your options will vest following your Separation Date. The applicable exercise period following your Separation Date will be two (2) months for any options granted to you before June 20, 2001 and will be three (3) months for any options granted to you on or after June 20, 2001 (subject, in each case, to the original ten-year expiration period of the applicable grant).
     4. Restricted Stock Unit Acceleration. The parties agree that, on May 26, 2006, you were granted 50,000 Restricted Stock Units (the “RSUs”) pursuant to the Company’s Amended and Restated 2005 Incentive Plan (the “2005 Incentive Plan”). Of these 50,000 RSUs, as of the Separation Date, you do not have a vested right to payment with respect to any RSUs. As further consideration for this Agreement and provided that you sign and do not revoke the Agreement, you shall be entitled to an acceleration of vesting of 12,500 RSUs, which represents the RSUs that would have vested had you remained in service to the Company through February 16, 2007. Accordingly, upon the Separation Date and subject to this Agreement becoming effective, you shall have a vested right to payment with respect to 12,500 RSUs in accordance with the terms of the 2005 Incentive Plan and the applicable award agreement, and the remaining 37,500 RSUs will remain unvested and terminate as of the Separation Date in accordance with the terms of the 2005 Incentive Plan and the award agreement. The payment under this Paragraph 4 shall be subject to applicable tax withholdings and standard deductions.

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